Exhibit 99.1

        Pacific Premier Bancorp, Inc. Announces Second Quarter
                    and Year-to-Date 2004 Results

    COSTA MESA, Calif.--(BUSINESS WIRE)--July 15, 2004--Pacific Premier Bancorp, Inc. (NASDAQ:PPBI) (the "Company"), the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced its results of operations for the quarter and six months ended June 30, 2004. The Company recorded second quarter net income of $1.4 million, or $0.21 per diluted share, compared to net income of $864,000, or $0.34 per diluted share for the second quarter of 2003. The net income for the six months ended June 30, 2004 was $4.3 million, or $0.65 per diluted share, compared to net income of $606,000, or $0.24 per diluted share for the six months ended June 30, 2003. All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding. The Company's basic and diluted book value per share increased to $7.88 and $6.68, respectively, at June 30, 2004, $0.78 and $0.70 higher than at December 31, 2003.
    Return on average assets (ROAA) for the six months ended June 30, 2004 was 2.31%, compared to 0.51% for the same period in 2003. The Company's return on average equity (ROAE) for the six months ended June 30, 2004 was 19.58% compared to 10.77% for the six months ended June 30, 2003.
    Steven R. Gardner, the Company's President and Chief Executive Officer, stated, "During the second quarter, we continued to execute on our strategic plan to accelerate growth and to transition the Bank to a community banking platform. Our assets and net loans increased by 13.6% and 18.7%, respectively, during the quarter driven by strong originations of adjustable-rate income property loans totaling $73.9 million. Additionally, we contracted with our core service provider for on-line banking and cash management products to be in place by the end of the third quarter." Mr. Gardner further stated, "The Company is positioned for continued growth as our loan pipeline increased to $88.7 million at June 30, 2004, which is 35% higher than the end of the first quarter."
    For the three and six months ended June 30, 2004, net interest income increased to $4.0 million and $7.8 million, respectively, from $2.3 million and $4.3 million for the same periods a year earlier. The increase is predominately attributable to an increase in loans outstanding of $171.4 million over the prior year periods and an overall reduction in interest expense. The Company's average net interest margin for the quarter and six months ended June 30, 2004 was 4.10% and 4.37%, respectively, compared to 4.15% and 3.91% for the same periods a year ago. The increase in the net interest margin for the six months ended June 30, 2004, compared to the prior year period was primarily attributable to a decrease in the average cost of funds of 145 basis points, which was partially offset by an increase in the outstanding balance of adjustable-rate income property loans which has led to a decrease in the average yield on loans of 122 basis points. The discount accretion from the Participation Contract included in interest income for the three and six months ended June 30, 2004 was $654,000 and $1.6 million, respectively, compared to $826,000 and $1.6 million for the same periods a year earlier. The amount of discount accretion was reduced in the second quarter of 2004 due to the sale of the 1998-1 residual interest component of the Participation Contract in the first quarter of 2004. The Bank's net interest margin, which does not include the accretion income from the Participation Contract, was 3.49% and 3.56% for the three and six months ended June 30, 2004, compared to 3.69% and 3.54% for the same periods a year earlier.
    The provision for loan losses was $208,000 and $264,000 for the three and six months ended June 30, 2004, compared to $42,000 and $681,000 for the same periods in 2003. The decrease in the provision for the six months ended June 30, 2004 is primarily due to a reduction in net charge-offs from $860,000 for the six months ended June 30, 2003 to $54,000 for the same period of 2004.
    Noninterest income was $524,000 and $2.5 million for the three and six months ended June 30, 2004, compared to $731,000 and $1.4 million for the same periods ended June 30, 2003. The increase in noninterest income over the six month periods is primarily due to a $1.6 million gain on sale of the 1998-1 residual interest component of the Participation Contract in March 2004.
    Noninterest expenses were $2.7 million and $5.5 million for the three and six months ended June 30, 2004, respectively, compared to $2.5 million and $4.8 million for the same periods ended June 30, 2003. The $247,000 and $706,000 increases were primarily due to increases in compensation attributed to the Bank's hiring of additional lending personnel.
    At June 30, 2004, the Company had 77 full-time equivalent employees.
    The Company's income tax provision for the three and six months ended June 30, 2004 was $194,000 and $206,000, respectively. For the same periods a year earlier, the Company had a tax benefit of $398,000 and $398,000, respectively. The Company benefited from a reduction in its valuation allowance for deferred taxes in the three and six months ended June 30, 2004 and for the three months ended June 30, 2003 of $472,000, $1.1 million, and $400,000, respectively. The Company's valuation allowance for deferred taxes was $3.8 million at June 30, 2004.
    Total assets of the Company were $423.7 million as of June 30, 2004, compared to $309.4 million as of December 31, 2003. The $114.3 million or 36.9% increase in total assets was the result of increases of $102.9 million in net loans and $11.6 million in cash, which were partially offset by a decrease in the Participation Contract of $4.4 million. The increase in net loans was the result of $137.6 million in new adjustable-rate loans being funded during the first two quarters of 2004 with $73.9 million funded in the second quarter. The Bank's loan pipeline was $88.7 million as of June 30, 2004, an increase of $22.9 million over the amount at March 31, 2004.
    The allowance for loan losses increased by $211,000 to $2.2 million as of June 30, 2004, compared to December 31, 2003. The allowance for loan losses as a percent of non-accrual loans was 96% and 73% as of June 30, 2004 and December 31, 2003, respectively. Non-accrual loans and other real estate owned were $2.3 million and $531,000, respectively, at June 30, 2004, down from $2.7 million and $979,000, respectively, as of December 31, 2003. The ratio of net nonperforming assets to total assets at June 30, 2004 was 0.68%.
    Total deposits increased by $47.5 million to $268.9 million at June 30, 2004, compared to $221.4 million at December 31, 2003. The increase in deposits was comprised of an increase of $45.5 million of certificates of deposit and $2.0 million in transaction accounts. The cost of deposits as of June 30, 2004 was 2.01%, reflecting a decrease of 13 basis points since December 31, 2003.
    At June 30, 2004, total borrowings of the Company were comprised of the Bank's $91.5 million of FHLB term borrowings, $8.4 million of other borrowings and the Company's $10.3 million of trust preferred securities. The total cost of the Company's borrowings at June 30, 2004 was 1.95%, compared to 1.85% at December 31, 2003. The Company's total cost of funds for the six months ended June 30, 2004 was 1.97%, compared to 3.42% for the six months ended June 30, 2003.
    The Bank's tier 1 capital and total risk-based capital ratios at June 30, 2004 were 9.10% and 13.61%, respectively. The minimum ratios for well-capitalized banks are 5% and 10% for tier 1 capital and risk-based capital, respectively. The Bank's total equity capital was $38.0 million at June 30, 2004.
    The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business is community banking. The Bank currently operates three full-service branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.

    FORWARD-LOOKING COMMENTS

    The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, (6) actual prepayment rates and credit losses as compared to prepayment rates and credit losses assumed by the Company for purposes of its valuation of mortgage derivative securities (the "Participation Contract"), (7) the effect of changes in market interest rates on the spread between the coupon rate and the pass through rate and on the discount rate assumed by the Company in its valuation of its Participation Contract, and (8) various legal, regulatory and litigation risks.


                PACIFIC PREMIER BANCORP AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEET
                       UNAUDITED (In thousands)

                                                   June 30,  December
                                                                31,
ASSETS                                                 2004      2003
Cash and due from banks                             $14,057    $2,440
Investment securities available for sale             41,500    39,845
Investment securities held to maturity                4,328     2,430
Loans held for sale                                     645       804
Loans held for investment, net of allowance for
 loan losses of $2,195 in 2004 and $1,984 in 2003
 respectively                                       349,842   246,796
Accrued interest receivable                           1,513     1,122
Foreclosed real estate                                  531       979
Premises and equipment                                5,193     5,330
Deferred income taxes                                 3,419     2,950
Participation Contract                                1,626     5,977
Other assets                                          1,045       695
Total assets                                       $423,699  $309,368

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposit accounts                                   $268,923  $221,447
Other borrowings                                     99,900    48,600
Subordinated debentures                              10,310         -
Accrued expenses and other liabilities                3,161     1,989
Total liabilities                                   382,294   272,036

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value                             53        53
Additional paid-in capital                           67,546    67,546
Accumulated deficit                                 (25,745)  (30,021)
Accumulated adjustments to stockholders' equity        (449)     (246)
Total stockholders' equity                           41,405    37,332

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $423,699  $309,368


                PACIFIC PREMIER BANCORP AND SUBSIDIARY
                    CONSOLIDATED INCOME STATEMENT
           UNAUDITED (In thousands, except per share data)

                            Three Months Ended     Six Months Ended

                            June 30,   June 30,   June 30,   June 30,
INTEREST INCOME:                2004       2003       2004       2003
Loans                         $4,643     $3,059     $8,696     $5,951
Other interest-earning
 assets                        1,057      1,083      2,269      2,220
Total interest income          5,700      4,142     10,965      8,171

INTEREST EXPENSE:
Interest-bearing deposits      1,290      1,250      2,508      2,541
Other borrowings                 354        100        586        254
Notes payable                      -        479          -        955
Subordinated debentures           98         53        106        106
Total interest expense         1,742      1,882      3,200      3,856

NET INTEREST INCOME            3,958      2,260      7,765      4,315

PROVISION FOR LOAN LOSSES        208         42        264        681

NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES     3,750      2,218      7,501      3,634

NONINTEREST INCOME:
Loan servicing fee income         99        208        243        372
Bank and other fee income        152        107        293        208
Net gain on loan sales            58        207         58        207
Net gain from investment
 securities                        -          -      1,573        143
Other income                     215        209        316        440
Total noninterest income         524        731      2,483      1,370

NONINTEREST EXPENSE:
Compensation and benefits      1,641      1,134      3,264      2,278
Premises and occupancy           334        361        697        708
Data processing                   74         98        153        197
Net loss (gain) on
 foreclosed real estate           23        (43)        41         51
Other expense                    658        933      1,347      1,562
Total noninterest expense      2,730      2,483      5,502      4,796
NET INCOME BEFORE TAXES        1,544        466      4,482        208
PROVISION  FOR INCOME
 TAXES                           194       (398)       206       (398)
NET INCOME (LOSS) FROM
 OPERATIONS                   $1,350       $864     $4,276       $606

Basic Average Shares
 Outstanding               5,255,072  1,333,572  5,255,072  1,333,572
Basic Earnings per Share       $0.26      $0.65      $0.81      $0.45

Diluted Average Shares
 Outstanding               6,559,354  2,561,005  6,567,392  2,552,066
Diluted Earnings per Share     $0.21      $0.34      $0.65      $0.24


                PACIFIC PREMIER BANCORP AND SUBSIDIARY
                       Statistical Information
                       UNAUDITED (In thousands)
                                  As of         As of        As of
                                 June 30,     June 30,    December 31,
                                   2004         2003          2003
Asset Quality:
Non-accrual loans                   $2,278       $3,793        $2,730
Nonperforming assets                $2,876       $5,269        $3,453
Real estate owned                     $531       $1,369          $979
Net charge-offs for the
 quarter ended                         $67         $133          $131
Allowance for loan losses           $2,195       $2,656        $1,984
Net charge-offs to average
 loans, annualized                    0.08%        0.30%         0.25%
Non-accrual loans to total
 loans                                0.65%        2.07%         1.09%
Non-accrual loans to total
 assets                               0.54%        1.51%         0.88%
Allowance for credit losses to
 total loans                          0.62%        1.45%         0.79%
Allowance for credit losses to
 non-accrual loans                   96.36%       70.02%        72.67%

Average Balance Sheet: for the
 Quarter ended
Total assets                      $401,330     $235,133      $279,734
Loans                             $325,895     $177,190      $211,065
Deposits                          $256,695     $198,130      $214,796
Borrowings                         $90,810      $11,313       $28,432
Notes payable & Subordinated
 notes                             $10,310      $12,992        $2,269

Share Data:
Basic Book Value                     $7.88        $8.90         $7.10
Diluted Book Value                   $6.68        $4.59         $5.98
Closing Stock Price                 $10.65        $7.64        $11.09

                                 6 months     6 months     12 months
                                   ended        ended         ended
                                 June 30,     June 30,    December 31,
                                   2004         2003          2003
Profitability and
 Productivity:
Return on average assets              2.31%        0.51%         0.82%
Return on average equity             19.58%       10.77%        12.43%
Net interest margin                   4.37%        3.91%         4.06%
Non-interest expense to total
 assets                               1.29%        3.83%         3.16%
Efficiency ratio                     60.40%       84.36%        81.19%

Pacific Premier Bank Capital
 Ratios:
Tier 1 Capital Ratio                  9.10%        6.82%         8.94%
Total Risk-based Capital Ratio       13.61%       10.96%        13.22%




    CONTACT: Pacific Premier Bancorp, Inc., Costa Mesa
             Steven R. Gardner or John Shindler, 714-431-4000